UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K/A

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934.

Date of Report (Date of earliest event reported): September 13, 2007

LANNETT COMPANY, INC.

(Exact Name of Registrant as Specified in Its Charter)

Commission File No. 001-31298

State of Delaware	23-0787699
(State of Incorporation)	(I.R.S. Employer I.D. No.)

9000 State Road

Philadelphia, PA 19136

(215) 333-9000

(Address of principal executive offices and telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐               Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐               Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐               Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 4.02 Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review.

On September 13, 2007, Lannett Company, Inc. (the “Company”, “we”) determined that financial statements filed on Form 10-Q with the U.S. Securities and Exchange Commission (“SEC”) for the three month and Fiscal 2007 year to date periods ending September 30, 2006, December 31, 2006 and March 31, 2007 should not be relied upon due to a material misstatement in reporting of inventory and cost of goods sold in those reports.  On October 5, 2007, the Company determined that financial statements filed on Form 10-Q with the SEC for the three month and Fiscal 2007 year to date period ending March 31, 2007 should not be relied upon due to a material misstatement in reporting an impairment charge against notes receivable.

As previously disclosed in the Form 12b-25 filed on September 13, 2007, the Company delayed the filing of its annual report on Form 10-K for the year ended June 30, 2007 (the “2007 Form 10-K”) with the SEC to restate its financial results for the first nine months of fiscal 2007. During the fourth quarter of fiscal 2007, we identified a number of production orders that were completed and removed from production in our information system during fiscal 2007; however, such activity was not properly reflected in the corresponding quarterly financial statements. The result was that work in process inventory was overstated and cost of goods sold was understated by $647,000 as of and for the nine months ended March 31, 2007, with the following quarterly pre tax accounting effect of the misstatement as follows: three months ended September 30, 2006 was $394,000; three months ended December 31, 2006 was $158,000; and three months ended March 31, 2007 was $95,000.

On October 5, 2007, we determined that the note receivable from Cody Laboratories, Inc. was impaired, but not properly reflected in the quarterly financial statements ended March 31, 2007.  The pre-tax result was that notes receivable were overstated and loss on impairment was understated by $7,776,000 as of and for the three months and nine months ended March 31, 2007.

We have discussed the aforementioned restatement matters with the Audit Committee of our Board of Directors and Grant Thornton LLP, our independent registered public accounting firm, pursuant to Item 4.02(a).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

LANNETT COMPANY, INC.

Date: October 9, 2007	By: /s/ Brian Kearns
Vice President of Finance, Treasurer, Secretary and Chief Financial Officer